UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)  June 29, 2012

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(865) 223-6575

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

On June 29, 2012 (the “Closing Date”), Miller Energy Resources, Inc. (“Miller”) entered into a Loan Agreement (the “Loan Agreement”) with Apollo Investment Corporation (“Apollo”), as Administrative Agent and sole initial lender.

The Loan Agreement provides for a $100 million credit facility (the “Credit Facility”) with an initial borrowing base of $55 million. Of that initial $55 million, $40 million was made available to, and was drawn by, Miller on the Closing Date. The remaining $15 million of the initial borrowing base will be made available following the satisfaction of certain conditions by the Company, most notably, the delivery of audited year end financials for Fiscal Year 2012 and the Company's demonstrating (to Apollo's satisfaction) that it can raise at least $15 million in additional equity (the “Equity Requirement”). The Credit Facility matures on June 29, 2017 and is, pursuant to the Guarantee (discussed below) secured by substantially all the assets of Miller and its consolidated subsidiaries (other than Miller Energy Income 2009-A, LP (“MEI”)). Amounts outstanding under the credit facility bear interest at a rate of 18% per annum (unless we are in default, and the interest rate would increase by 2.5%), with interest payable on the last day of each of Miller's fiscal quarters. Miller will be required to pay the outstanding balance of the loan in full on the maturity date; however, beginning with the fiscal quarter ending on July 31, 2013, if requested by Apollo (at the direction of lenders holding a majority of the commitments under the Loan Agreement), Miller would be required to repay $1,500,000 in principal. Such payments of principal would be made, together with any interest due on such date, on the last day of Miller's fiscal quarter.

In the event Miller should be required to prepay the Credit Facility at any time prior to the second anniversary of the Closing Date, the Company would be required to pay to Apollo and the lenders a make-whole payment equal to (a) the present value of all interest that would have been become due (but for the event that required the prepayment) on or prior to that second anniversary plus (b) the outstanding principal amount of the loan multiplied by 109%. Miller has the right to voluntarily prepay the loans under the Credit Facility at any time following the second anniversary of the Closing Date. If Miller prepays principal, in whole or in part, after the second anniversary of the Closing Date, no make-whole payment would apply, but a prepayment penalty on the principal prepaid would be charged equal to (i) 109%, for any prepayment made after the second anniversary and through (and including) the third anniversary of the Closing Date and (ii) 104.5% after the third anniversary and through (and including) the fourth anniversary of the Closing Date. No prepayment penalty would be payable on principal repaid after the four-year anniversary of the Closing Date. Proceeds of certain asset sales and indebtedness and other proceeds received outside the ordinary course of business are required to be used to repay loans outstanding under the Credit Facility when received.

Draws under the Credit Facility may be made once per fiscal quarter (other than the draw of the remaining $15 million of the borrowing base not drawn on the Closing Date). Increases in the borrowing base are subject to the discretion of Apollo. The borrowing base may be redetermined up to once per calendar quarter, following a request by Miller, or at any time at the discretion of the Apollo.

The Loan Agreement contains interest coverage, asset coverage, minimum gross production and leverage covenants, as well as other affirmative and negative covenants. In connection with the Loan Agreement, Miller has granted Apollo a right of first refusal to provide debt financing for the acquisition, development, exploration or operation of any oil and gas related properties including wells during the term of the Credit Facility and one year thereafter. The Loan Agreement contains no restrictions on Miller's ability to issue new equity securities, though it does contain limitations on the payment of dividends in cash. Under the Loan Agreement, the company must prioritize certain oil and gas development projects over others, and will be restricted from spending its cash on lower priority projects prior to the completion of those with a higher priority. A list of priorities was negotiated in connection with the closing of the Loan Agreement, and that list can only be changed with the consent of Apollo and the majority of the lenders (as measured by the relative portion of the commitments held under the Loan Agreement from time to time). This may constrain management's ability to pursue new opportunities that may present themselves from time to time, unless the Apollo and any other lenders agree to amend the existing list of priorities.

Upon an event of default under the Loan Agreement, all amounts outstanding may become immediately due and payable, and the lenders may stop making advances under the Credit Facility and may terminate the agreement. An “event of default” includes, among other things, our failure to pay any amounts when due, our failure to perform under or observe any term, covenant or provision of the Loan Agreement, the occurrence of a Material Adverse Change (as that term is defined in the Loan Agreement), the seizure of or levy upon our assets or properties, our insolvency or bankruptcy, judgments against us in excess of certain amounts, defaults under certain other agreements, the limitation or termination of the any of the guarantors, which includes Miller and all of our consolidated subsidiaries (other than MEI), under the Guarantee and Collateral Agreement described below, the death or incapacitation of either Mr. David Voyticky or Mr. David Hall, or if either of them cease to be substantially involved in our operations.

On the Closing Date, we paid the Apollo a non-refundable structuring fee of $2,750,000, payable for the account of the lenders, and we have agreed to pay an addition 5% fee to Apollo for the benefit of the lenders on the amount of every additional borrowing over and above the $55 million amount of the borrowing base at closing. In addition we paid Apollo a supplemental fee of $500,000 on the Closing Date, and have agreed to pay another $500,000 fee on each anniversary of the Closing Date so long as the Loan Agreement remains in effect.

Additional compensation was due to Bristol Capital, LLC, a consultant to us, in connection with the closing of the Loan Agreement. This fee shall be paid solely in 312,500 shares of the Company's restricted common stock.

The Company has used a portion of the initial $40 million loan made available under the Credit Facility to repay in full the amounts outstanding under the prior Loan Agreement, dated June 13, 2011 (the “Prior Loan Agreement”), between the Company, as borrower, Guggenheim Corporate Funding, LLC, as administrative agent and lender, and Citibank, N.A. and Bristol Investment Fund, as lenders. This payment amounted to approximately $26.2 million. The Prior Loan Agreement and all related documents and security interests arising under them were terminated immediately upon that repayment. The remaining $13.8 million of the initial $40 million loan drawn on the Closing Date was used to (i) redeem the Company's outstanding Series A preferred stock, which was required to be redeemed within 30 days of the repayment of amounts under the Prior Loan Agreement; (ii) pay certain outstanding payables of the Company; and (iii) pay transaction costs associated with the closing of the Credit Facility, such as attorneys' fees. The undrawn portion of the initial borrowing base as of the Closing Date is $15 million, the drawing of which will be subject to the Equity Requirement and the other relevant conditions discussed above.

We expect to use the remaining proceeds of the loans made under the Credit Facility to increase oil production both onshore and offshore in Alaska through the drilling of new wells and the reworking of previously producing oil wells there, as well as the reworking of existing wells in Tennessee.

On the Closing Date, in connection with the Credit Facility, we, along with all of our consolidated subsidiaries (other than MEI), entered into a Guarantee and Collateral Agreement (the “Guarantee”) with Apollo, for the benefit of the lenders from time to time party to the Loan Agreement. We granted a security interest in substantially all of our and our subsidiaries' assets to secure the performance of our obligations under the Loan Agreement and the Guarantee.

As part of the foregoing transaction, we were required to amend the MEI loan documents to extend their maturity to a date after the maturity of the Credit Facility, and to subordinate their security interest to that of Apollo.

The foregoing description is qualified in its entirety by reference to the full text of the Loan Agreement which is filed as Exhibit 10.61 hereto and incorporated by reference herein, the Guarantee and Collateral Agreement which is filed as Exhibit 10.62 hereto and incorporated by reference herein and to the First Amendment to Promissory Notes and Related Documents, dated as of June 29, 2012, which is filed as Exhibit 10.63 hereto and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.61	Loan Agreement, dated as of June 29, 2012 between Miller Energy Resources, Inc. and Apollo Investment Corporation.
10.62
Guarantee and Collateral Agreement, dated as of June 29, 2012, among Miller Energy Resources, Inc., each of its consolidated subsidiaries (excluding Miller Energy Income 2009-A, LP), as guarantors and grantors, and Apollo Investment Corporation, as secured party.

10.63	First Amendment to Promissory Notes and Related Documents, dated as of June 29, 2012 between Miller Energy Resources, Inc. and Miller Energy Income 2009-A, LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date: July 5, 2012	By:	/s/ Scott M. Boruff
Scott M. Boruff, Chief Executive Officer

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